EXHIBIT 10U
COGNEX CORPORATION
SUMMARY OF DIRECTOR COMPENSATION
Cognex Corporation (the “Company”) pays each Director (other than Robert J. Shillman and Patrick A. Alias) an annual fee for his services on the Company’s Board of Directors and its committees, plus additional amounts for participation in on-site and telephonic meetings. The 10% reduction in the amounts paid to each of our non-employee Directors, which was instituted in 2009 as part of our cost-cutting efforts, was reinstated effective April 22, 2010. As a result, each Director receives cash compensation in the amount of $6,750 if the first board meeting attended was before April 22, 2010 and $7,500 if the first board meeting attended was on or after April 22, 2010, plus an additional $4,050 for each meeting attended in person before April 22, 2010 and $4,500 for each meeting attended in person on or after April 22, 2010. Each Director receives $450 for each meeting attended via telephone before April 22, 2010 and $500 for each meeting attended via telephone on or after April 22, 2010.
Each Director who serves on the Compensation/Stock Option Committee of the Company’s Board of Directors receives an annual fee of $1,800, plus $450 for each meeting attended before April 22, 2010 and $500 for each committee meeting attended on or after April 22, 2010 if the meeting is on a day other than that of a Board meeting. Each Director who serves on the Audit Committee of the Company’s Board of Directors receives an annual fee of $4,500. The Chairman of the Audit Committee receives an additional fee of $2,700 for the year. Each Audit Committee member receives $1,350 for each committee meeting attended in person before April 22, 2010 and $1,500 for each committee meeting attended in person on or after April 22, 2010, or $450 for each telephonic meeting attended to discuss the Company’s financial results and related topics if the meeting was before April 22, 2010 and $450 if the telephonic meeting is on or after April 22, 2010. Each Director who serves on the Nominating Committee receives an annual fee of $450.
Dr. Shillman, who is the Company’s Chief Executive Officer, receives no compensation to serve on the Company’s Board of Directors, and Mr. Alias, who is a non-executive employee of Cognex, receives no additional cash compensation to serve on the Company’s Board of Directors.
The Directors (other than Dr. Shillman) are eligible to receive an annual stock option grant as determined by the Compensation Committee.